PURCHASE AND SALE AGREEMENT

1.  PARTIES:  This Purchase and Sale Agreement (the “Contract”) is made by JM Daniel, LLC, a Montana limited liability company as “Seller” and  Windgate Capital Partners LLC, a Delaware limited liability company  and/or permitted assigns as “Buyer” and is effective as of the later of the date this Contract is executed by Buyer and Seller, (the “Effective Date”).

2.  PROPERTY:  Subject to the terms and conditions of this Contract, Seller agrees to sell to Buyer, and Buyer hereby agrees to purchase, the following described real property, personal property and intangible personal property owned by Seller and/or comprising MICROTEL-612 NIKLES DRIVE BOZEMAN MT. Such real property, tangible personal property and intangible personal property shall be collectively referred to in this Contract as the “Property”. The precise legal description of the real property shall be provided by Seller and shall be incorporated herein by reference as Exhibit A, and made part of this Contract.

(a) the real estate, together with any buildings and improvements thereon, and all easements, rights and appurtenances, legally described in Exhibit A attached hereto and by this reference incorporated herein; and

(b) all tangible personal property, including, but not limited to, if any, all mechanical systems, furniture, furnishings, fixtures, televisions, radios, clocks, inventories (including, but not limited to linen, uniform, soft goods, paper goods, linens, liquor, wine, beer, soft drinks, food and supplies at usual and customary levels),  machinery, equipment, heating, ventilating and air-conditioning equipment, electrical systems signs and lighting, plumbing equipment and fixtures, floor coverings, commercial washers and dryers,   ice machines, keys, maintenance equipment and supplies, business and office equipment including copier, fax, front desk computers, monitors and printers, credit card readers and printers, security system and cameras, vans, vehicles, lawn maintenance equipment including mowers and tractors  and all other equipment and supplies used in the operation of the Property (excluding, however, Seller’s proprietary management materials, if any, corporate employee policies and original employment files, corporate manuals, handbooks, websites, and corporate forms. And, further excluding any and all equipment, operating and reservation systems and the like of which are not owned by Seller, but have been provided as part of any franchise system or third party license agreement). Subject to the provisions of this Article 2(b), all personal property used in the operation of the Property and located on the Property as of the Effective Date, shall remain with the Property. Seller shall provide an itemized listing of all furniture, furnishings, fixtures, equipment, and other personal property, used in the operation of the Property (the “FF&E Inventory”) ten (10) days prior to Closing. At Buyer’s election, an inspection of the personal property and review of the FF&E Inventory may be conducted within two (2) weeks prior to Closing, provided, however, such FF&E Inventory review shall not be a contingency to Closing so long as the FF&E Inventory is substantially the same in content and quality as of the Effective Date.  All such personal property shall be conveyed to Buyer, upon Closing, by a Bill of Sale, in a form and substance satisfactory to Seller and Buyer with the FF&E Inventory attached as an exhibit to the Bill of Sale.

Seller(s)______/______
Buyer(s)______/______

Notwithstanding the excluded tangible personal property described heretofore, any other tangible personal property specifically excluded by Seller, of which is not owned by Seller or shall be removed by Seller, shall be provided to Buyer within 7 days of the Effective Date, said excluded items to be identified, listed and attached to this Contract as Exhibit B and incorporated herein by this reference. Such items to be removed shall to identified as “To be removed”. Furthermore, any equipment to remain with the Property, but is owned by others as part of a lease, contract, service agreement,  trade out agreement and the like, shall also be listed and included in Exhibit C, such equipment to be identified as “Owned by others, remains with the Property”.

(c) All intangible personal property and rights, privileges and appurtenances, including, but not limited to, if any, goodwill, telephone numbers, room reservations, service or trade marks, mailing lists, register books, rental records, guest records, promotion records, tenant or guest deposits, customer data sheet, franchise or marketing materials (excluding Seller’s proprietary materials), site or building plans, surveys, plans and specifications, engineering or architectural plans and reports, floor plans, landscaping or underground irrigation plans, soil reports, environmental reports, drawings, copies of pertinent business records, permit, licenses, leases, contracts and agreements, all to the extent assignable or transferable.

3.   EXCEPTIONS:  The Property shall be subject to the Permitted Exceptions (as defined in Article 14 of this Contract), including all zoning ordinances, laws and the leases currently in effect on the above-described Property which shall be subject to Buyer’s review in accordance with Articles 8 and 15 of this Contract.

4.   PURCHASE PRICE: The purchase price $[REDACTED] (the “Purchase Price”), payable by Buyer to Seller, as follows:

(a) ($ 10,000.00) as earnest money, (the “Earnest Money”), shall be deposited by Buyer, within ten (10) business days of  the Effective Date of this Contract, in an interest bearing insured trust escrow account  with SECURITY TITLE COMPANY   (“Escrow Agent”). In order to facilitate deposit of the Earnest Money in an interest bearing account, Buyer shall provide its Federal Employer Identification Number (FEIN #) or Social Security Number (whichever applies), directly  to Escrow Agent.  Interest earned upon the Earnest Money, shall accrue to the benefit of the Buyer and the Earnest Money, together with all interest earned, shall be applied toward the Purchase Price at Closing.

(c)  $ [REDACTED], at closing, as may be adjusted at closing for prorations, closing costs and other agreed upon expenses.

5.    CLOSING DATE:  Subject to all the provisions of this Contract, the closing of this Contract (the “Closing”) shall take place at the offices of the Escrow Agent on Month Day Year, or prior thereto by mutual consent, and possession shall be delivered at Closing. Any closing costs and the costs of recording of the deed and release documents assessed by the Escrow Agent shall be equally divided between the parties.  Closing Date shall be extended an additional 30 days, if requested in writing by Financial Institution or SBA.

6.    FINANCING CONTINGENCY:   This Contract shall be subject to Buyer obtaining financing acceptable in its sole discretion (the “Financing Contingency”). Buyer shall make diligent efforts to apply and to acquire said financing. The term of this Financing Contingency shall be forty five (45) days after the Effective Date hereof.  Buyer shall provide copies of any and all written loan proposals to Seller within two (2) days of receipt of same by Buyer. If Buyer is unable to obtain financing as set forth herein, prior to expiration of the Financing Contingency, Buyer shall have the option to terminate this Contract by serving written notice of termination to the Seller. If this Contract is so terminated by either Buyer or Seller, all of the Earnest Money paid by Buyer together with interest earned thereon shall be returned to Buyer and the parties will have no further obligation, one to the other. In the absence of written notification of termination by Buyer, the Earnest Money shall become non-refundable with respect to this Financing Contingency.

Seller(s)______/______
Buyer(s)______/______

7. PRORATIONS:   (a) Seller shall pay all general real estate and personal property taxes, taxes levied and assessed against the Property, and all installments of special assessments for the years prior to the calendar year of Closing.  All such real estate and personal property taxes and installments of special assessments becoming due and accruing during the calendar year of Closing shall be prorated between Seller and Buyer on the basis of such calendar year as of Closing, all of which will be prorated by Title Company and shall be included on the Closing Statement.  If the amount of such taxes cannot be ascertained, proration shall be computed on the amount of the preceding year’s tax or special assessment.  Buyer shall assume and pay all such taxes and installments of special assessments accruing after the Closing. (b) Seller shall pay, when due, all state and local retail sales taxes, including any transient, tourism, and lodging taxes and the like, attributable to the operation of the Property up to and including the date of Closing. Buyer shall pay all state and local retail sales tax, , including any transient, tourism, and lodging taxes and the like, attributable to the Property after the date of Closing.

 8. EXECUTORY CONTRACTS AND OTHER AGREEMENTS:  Copies of all leases,  franchise agreements, technology and entertainment agreements, executory contracts, service contracts, advertising agreements,  operating and maintenance agreements (collectively the “Vendor Agreements”) with vendors and other third parties with which the Seller does business in connection with the operation of the Property, shall be provided to Buyer within seven (7)  business days of the Effective Date, with a list of the Vendor Agreements to be attached to this Contract as Exhibit D, and is incorporated herein by this reference. Subject to Buyer’s review and approval of the Vendor Agreements and the consent to the assignment of each Vendor Agreement by the other party thereto, if required, Buyer shall assume the rights and obligations of said Vendor Agreements. If Buyer rejects assumption of any or all Vendor Agreements, Buyer may terminate this Contract under the termination provisions set forth under Article 16. In lieu of such termination notice, Buyer shall be deemed to have accepted the assumption of such Vendor Agreements. Any other agreements and services used in operation of the Property that are cancelable “at will” or with 30 days notice are not subject to the provisions of this Article 9.

In those instances where the terms and conditions of the Vendor Agreements specifically provide for assignment and assumption of said Vendor Agreements, Seller shall notify each Vendor Agreement service provider of the pending sale and assignment, such notification to comply with the assignment provisions of the Vendor Agreement. After Seller’s notice to each service provider, Buyer shall contact each service provider for the purpose of assuming each Vendor Agreement and to take the required steps to relieve Seller of liability under said Vendor Agreement, such release of liability to be effective on the date of Closing.  All Vendor Agreements identified in Exhibit D shall be assigned to Buyer by a form of an Assignment and Assumption Agreement acceptable to both parties.

Seller(s)______/______
Buyer(s)______/______

9. ROOM REVENUE/OPERATIONS SETTLEMENT: It is understood that the time for determining the proration of all matters to be prorated under this Article 9 shall be on the day of the Closing.  Regardless whether completed as of the Transfer Time, (as hereinafter described in Article 13), it shall be Seller’s responsibility and obligation, at Seller’s cost, to clean all rooms occupied on the night before Closing.  All income, prepaid and unpaid expenses for services spanning the Closing date shall be settled pursuant to an operations settlement prepared by Seller (the “Operations Settlement”). All prepaid and unpaid Vendor Agreements and all other prepaid and unpaid expenses, including but not limited to leases, entertainment agreements, technology agreements, maintenance agreements, franchise agreements, service agreements, highway signage, and advertising agreements shall be prorated jointly by Seller and Buyer as of the day of Closing and shall be part of the Operations Settlement. All Vendor Agreements or any other obligations assumed by Buyer shall be paid current at the time of Closing by Seller. A pro forma Operations Settlement shall be provided by Seller to Buyer for its review seven (7) days prior to Closing, using the Closing date as the basis to calculate the prorated items. The Operations Settlement payment will occur at Closing or at a time of mutual consent, but no later than 5 pm on the day of Closing.

As soon as practical after the customary checkout time,  all registered “stay over” guests shall be or shall have been checked out under Seller’s name and immediately checked back in under Buyer’s name. Seller shall retain income from the guests prior to the time they were checked out. Buyer shall retain room revenue after check out time.  The parties shall cooperate in the implementation of the foregoing Operations Settlement to minimize the impact on guests.

10.   ACCOUNTS RECEIVABLE:     Seller’s aged accounts receivable (the “Aged Accounts”) are not part of the Property. Prior to Closing, Seller shall perform an audit of its Aged Accounts, which are payable to Seller as of and including the Closing date and shall deliver to Buyer an itemized list of such Aged Accounts, including the amounts due under each Aged Account.  Seller may, at its discretion within 5 business days subsequent to Closing, provide an updated audit of its aged accounts, to include any new accounts receivable occurring after the date of the original audit. Subsequent to Closing, Buyer shall turn over to Seller, without charge to Seller, all payments of Seller’s Aged Accounts coming into Buyer’s possession; provided, however Buyer shall not be required to undertake any collection efforts with regard to any Aged Accounts, delinquent or otherwise, and Buyer shall not have any liability for failure to collect any Aged Accounts. Open accounts attributed to third party contracts or direct bill clients shall be deemed Aged Accounts under this article. The parties shall cooperate in dealing with third party contracts or direct bill clients to minimize the adverse impact on such parties or their continuing relationship with the Property.

In the event any accounts receivable payments are received by either party, after Closing, where said payments span the Closing date and include amounts owed to both parties, the receiving party shall promptly notify the other party of its receipt of such payment and  all payments made under the terms of this Article arising both prior and subsequent to the Closing date, shall be applied in chronological order starting with the oldest account receivable of such account. Any payments made from one party to the other, under the terms of this Article 10, shall include the supporting documentation of the payment and the proration.

Seller(s)______/______
Buyer(s)______/______

11.   RESERVATIONS, DEPOSITS: Under the provisions of the Inspection Period hereinafter defined in Article 15, Seller shall provide a list of all post closing reservations. Unless this Contract is terminated by Buyer, Buyer will honor, for its account, all such Special Event reservations so confirmed by Seller for dates subsequent to Closing at the rate or price previously agreed to by Seller. Seller shall pay to Buyer the amount of all prepaid deposits (the “Prepaid Deposits”)  resulting from all reservations, including Special Event reservations, made prior to Closing, for dates subsequent to Closing..  Any such Prepaid Deposits shall be paid over to Buyer as a credit to Buyer and shall be included in the Operations Settlement. Any other post Closing, reservations made by Seller shall be made in accordance with Seller’s usual and customary rates, with said rates  subject to seasonal adjustments or special events, at Seller’s discretion.

12.   UTILITIES:   Prior to the Closing, Seller shall notify all utility companies servicing the Property of the change in ownership and direct that all billings after the Closing be made to Buyer at the Property address with no interruption of service.  Correspondingly, and prior to Closing, Buyer shall take steps to establish its own utility accounts to begin as of Closing and to make the required utility deposits or surety. If possible, utility meters will be read during the daylight hours on the Closing Date, with charges to that time paid by Seller and charges thereafter paid by Buyer.  In the event such reading is not possible, utilities will be prorated as of the Closing Date based upon the prior month’s charges.  Seller agrees to fill out the customary forms required by the telephone company to assign the existing phone number(s) to Buyer, including any toll free numbers to be retained by Buyer. Seller shall assign all website addresses, domain names, and email addresses used in connection with the Property to Buyer at Closing. Any charges for utilities, which are prepaid on a monthly basis, will be prorated between Buyer and Seller as of the Closing Date and shall be settled at the time of the Operations Settlement.  Any and all of Seller’s prepaid deposits for such utilities shall be reimbursed to Seller solely by the appropriate utility company.

13.   EMPLOYEES:   Seller’s employ of all Property employees shall end at 3 pm on the date of Closing, (the “Transfer Time”). Seller shall be responsible for accrued benefits, vacations, wages and salaries of each employee of the Property up to the Transfer Time.  Buyer shall be responsible for the payment of the salaries, vacations, wages or benefits of any employees accruing after the Transfer Time. Buyer shall have complete discretion in determining which of Seller’s employees to hire/rehire as of Closing, and complete discretion with respect to the terms of employment for such employees hired/rehired.  Seller warrants and represents that there are no written employment agreements with any employees. During the Inspection Period, defined hereinafter, Seller shall inform Buyer of any of its employees it intends to retain and transfer.   The parties shall cooperate in dealing with the employees to minimize the adverse impact on the Property from the loss of staff due to the pendency of this Contract or the change of ownership at Closing.  Seller shall indemnify and hold harmless Buyer from all claims, damages, suits and the like relating to employees for the period of time when Seller owned the Property.  Buyer shall indemnify and hold harmless Seller from all claims, damages, suits and the like relating to employees for the period of time when Buyer owned the Property.

Seller shall be granted access to the Property for a period of two (2) business days, following the date of Closing, for the purposes of removing all original employment files and original financial records. Seller shall complete removal of all such items prior to 5 p.m. of the second business day following the date of Closing. Buyer shall have the right to keep copies of the foregoing.

Seller(s)______/______
Buyer(s)______/______

14.   TITLE INSURANCE: Within fifteen (15) days after the Effective Date, Seller shall deliver to Buyer a commitment to insure title, (the “Title Commitment”) issued by a title company authorized to issue title insurance in the State of Montana (the “Title Company”) selected by Seller and approved by Buyer, which approval shall not be unreasonably withheld, committing to issue a title policy (the “Title Policy”) on the ALTA  Owner’s Title Policy form, insuring marketable fee simple title in the real estate portion of the Property, in Buyer’s name,  in the amount of the Purchase Price as of the date and time of the recordation of the deed, subject only to the Permitted Exceptions, hereinafter defined, and committing to delete the standard exceptions.  Simultaneously with the delivery of the  Title Commitment, the Title Company shall deliver to Buyer complete and legible copies of all instruments referred to in the Title Commitment affecting title to the Property.  Seller shall pay the cost of the Title Commitment fee, if any, and the Title Policy insurance premium for the Owner’s policy including any premiums to delete the standard exceptions, (provided however, that Buyer shall pay for the cost of any additional endorsements required by Buyer or its lender). Buyer shall have ten (10) days after receipt of the Title Commitment and associated documents (the “Title Review Period”) in which to notify Seller in writing of any objections Buyer has to any matters shown or referred to in the Title Commitment, provided however, Buyer shall pay for any survey as required by its lender or the Title company in order to cause removal of the standard exception to title coverage commonly known as the “survey exception”.  Any matters which are set forth in the Title Commitment and to which Buyer does not object within the Title Review Period, shall be deemed to be Permitted Exceptions as to the status of Seller’s title (the “Permitted Exceptions”). With regard to items to which Buyer does object within the Title Review Period, Seller shall diligently attempt to cure such objections and shall have until Closing to cure the objections and complete the Title Commitment requirements. If Seller is unable to cure such objections using reasonable diligence, Buyer may waive its objections and close or may terminate the Contract.  If Buyer so terminates this Contract, the Earnest Money shall be returned to Buyer and the parties would have no further obligation one to the other.  The Title Company shall also serve as Escrow Agent, unless Buyer and Seller mutually agree to use a third party Escrow Agent.

15.   INSPECTIONS:  Seller shall grant Buyer reasonable access to the Property for a period ending forty-five (45) days after the Effective Date, (the “Inspection Period”), for the purpose of inspecting the financial, environmental and physical condition of the Property. Buyer shall provide 48 hour notification to Seller prior to any inspection. Inspections shall not interfere with normal business operations. Buyer's inspection rights shall include, but not limited to,  the review of copies of any and all mechanical, engineering or environmental reports in Seller’s possession, and copies of permits, licenses, leases, contracts and agreements, to be transferred or assigned with the Property, client room contracts, direct bill accounts, insurance policies, benefit plans, employee lists and the like. In addition, Buyer’s inspection rights shall include, but not limited to, the review of Seller’s financial information pertaining to the Property, including federal tax returns if applicable, sales, transient  and unemployment tax reports, and income and expense reports for the past three (3) years.  Seller shall deliver to Buyer all documents in its possession relevant to Buyer’s inspections within seven (7) business days of the Effective Date. Seller shall provide to Buyer any survey or plat in its possession, if any. Buyer shall pay for any updates or new survey as required by Title Company to remove the survey exception from the title insurance policy.  Buyer’s inspection rights shall also include performing soil tests, environmental tests or audits, foundation, roof, engineering and mechanical inspections, termite inspections, inspections of appliances and equipment and such other inspections as Buyer may desire.  Buyer shall pay for all tests or inspections Buyer deems necessary. Buyer agrees to repair any damage to the Property arising from these inspections and to indemnify, defend and hold Seller harmless from and against all claims, costs, demands and expenses, including without limitation, reasonable attorneys’ fees, court costs and other legal expenses, resulting from these inspections. Buyer’s obligations under this article shall survive termination of this Contract.

Seller(s)______/______
Buyer(s)______/______

If Buyer determines that the physical, environmental or financial condition of the Property is not suitable for Buyer, in Buyer’s sole and absolute discretion, Buyer shall provide written notice to Seller on or before the expiration of the Inspection Period that this Contract is terminated and the Earnest Money deposited herewith shall  be returned to the Buyer and neither party shall have any further obligation or liability under this Contract.  In such notice of termination, all due diligence information supplied by the Seller to Buyer shall be promptly returned to Seller’s agent. In the absence of such termination notice, this inspection condition shall be deemed satisfied, and Buyer shall be deemed to be thoroughly acquainted and satisfied with the physical, environmental and financial condition of the Property.

16.   REPRESENTATIONS:  Buyer acknowledges that, except as otherwise expressly provided in this Contract or in documents and materials provided to Buyer by Seller in connection with this Contract, neither Seller nor any party on Seller's behalf has made, nor do they hereby make, any representations as to the past, present or future condition, income, expenses, operation or any other matter or thing affecting or relating to the Property, its future operating, financial or environmental condition. Buyer acknowledges it is experienced in the operation, purchase and sale of hotel real estate and the Property is being sold “as is, where is” by Seller. Subsequent to Seller’s delivery of due diligence items referenced in Article 15, Inspections, Buyer agrees to assume full responsibility for conducting Buyer’s due diligence in such a manner as to be thoroughly acquainted with all aspects of the Property.

17.   DELIVERY OF DOCUMENTS; PAYMENT DISBURSEMENT OF PROCEEDS:  At or before Closing, Seller agrees to properly execute and deliver into escrow a General Warranty Deed, a Bill of Sale and an Assignment and Assumption Agreement for any nonrealty portion of the Property, and all other documents and funds reasonably deemed by either party to be necessary to complete the Closing.  The General Warranty Deed shall convey to Buyer marketable fee simple title to the Property, free and clear of all liens and encumbrances, other than the Permitted Exceptions.    At or before the Closing, Buyer agrees to deliver into escrow with the Title Company wired or guaranteed funds sufficient to satisfy Buyer’s obligations under this Contract.  Seller acknowledges that, unless otherwise agreed, disbursement of  proceeds, including loan payoff(s),  will not be made until after the General  Warranty Deed or the instrument of conveyance, and, if applicable, the mortgage/deed of trust have been recorded and the Title Company is in a position to issue the Title Policy subject only to the Permitted Exceptions.

18.   INSURANCE; MAINTENANCE; CASUALTY; CONDEMNATION; CHANGE OF CONDITION: Seller agrees to maintain Seller's current fire and extended coverage insurance, if any, on the Property until Closing.  Seller shall do ordinary and necessary maintenance, upkeep and repair to the Property until the Transfer Time.  Seller shall continue to operate the Property in its customary fashion and in good faith until Closing. If, before Closing, all or any part of the Property is taken by eminent domain, or if a condemnation proceeding has been filed or is threatened against the Property or any part thereof, or if all or any part of the Property is destroyed or materially damaged after the Inspection Period, Seller shall promptly provide written notice to Buyer of any such event.  Upon notice of such occurrence, Buyer may re-inspect the Property and may, by written notice to Seller within ten (10) days after receiving Seller's notice, terminate this Contract.  Unless this Contract is so terminated, it shall remain in full force and effect, and Seller shall at Closing assign and transfer to Buyer all of Seller's right, title and interest in and to any awards that may be made for any taking and any insurance proceeds payable on account of casualty and shall pay Buyer the amount of any deductible.  If a non-material change in condition occurs with respect to the Property, Seller shall remedy such change before Closing.  The provision of this Article shall survive Closing or termination of this Contract.

Seller(s)______/______
Buyer(s)______/______

19.   FOREIGN INVESTMENT:   Seller represents that Seller is not a foreign person as described in the Foreign Investment in Real Property Tax Act and agrees to deliver a certificate at Closing to that effect which shall contain Seller's tax identification number.

20.   TERMINATION: If this Contract is terminated by either party pursuant to a right expressly given in this Contract, Buyer shall be entitled to return of the Earnest Money deposit together with interest thereon, and neither party shall have any further rights or obligations under this Contract except as otherwise stated in this Contract.  Each Party shall thereupon pay any costs or expenses incurred by the Party pursuant to the terms of this Contract, without further lien on the Property or assignment thereof.

21.   DEFAULT AND REMEDIES:   Seller or Buyer shall be in default under this Contract if either fails to comply with any material covenant, agreement or obligation within any time limits required by this Contract.  Following a default by either Seller or Buyer under this Contract, the other party shall have the following remedies, subject to the provisions of Article 22 of this Contract:

(a)           If Seller defaults, except with respect to the failure to close by the date of Closing (for which Seller shall have no right to cure), Seller shall have ten (10) days to cure said default.  If Seller refuses or is unable to cure said default as set forth herein, Buyer may (i) specifically enforce this Contract and recover damages suffered by Buyer as a result of the delay in the acquisition of the Property; or (ii) terminate this Contract by written notice to Seller and receive the return of the Earnest Money and interest accrued thereon and, at Buyer’s option, pursue any remedy and damages available at law or in equity. If Buyer elects to terminate this Contract, the Earnest Money and interest accrued thereon shall be returned to Buyer upon written demand to the Escrow Agent and the Escrow agent is hereby authorized by Buyer and Seller to so return the Earnest Money to Buyer.

(b)           If  Buyer defaults, Seller may (i) specifically enforce this Contract and recover damages suffered by Seller as a result of the delay in the sale of the Property; or (ii) terminate this Contract by written notice to Buyer and, at Seller's option, either retain the Earnest Money as liquidated damages as Seller's sole remedy (the parties recognizing that it would be extremely difficult to ascertain the extent of actual damages caused by Buyer's breach, and that the Earnest Money represents a fair approximation of such actual damages as the parties can now determine), or pursue any other remedy and damages available at law or in equity.

If, as a result of a default under this Contract, either Seller or Buyer employs an attorney to enforce its rights, the losing party shall, unless prohibited by law, reimburse the prevailing party for all reasonable attorneys’ fees, court costs and other legal expenses incurred by the prevailing party in connection with such default.

Seller(s)______/______
Buyer(s)______/______

22.   DISPOSITION OF EARNEST MONEY AND OTHER FUNDS AND DOCUMENTS:  In the absence of written escrow instructions, the Escrow Agent shall not distribute the Earnest Money or other escrowed funds or documents, once deposited, without the written consent of all parties to this Contract except as provided in Article 21(a) of this Contract. A party's signature on a closing statement prepared by the Escrow Agent shall constitute such consent.  In the absence of either written consent or written notice of a dispute, failure by either Buyer or Seller to respond in writing to a certified letter from the Escrow Agent  within fifteen (15) days of receipt, or failure by either Buyer or Seller to make written demand upon the other party and upon the Escrow Agent for return or forfeiture of the Earnest Money, other escrowed funds or documents within sixty (60) days after receiving written notice of cancellation of this Contract, shall constitute consent  to distribution of all funds and documents deposited with the  Escrow Agent  as suggested in any such  certified letter or written demand.

If a dispute arises over the disposition of funds or documents deposited with the Escrow Agent that results in litigation, any reasonable attorney's fees, court costs and other legal expenses incurred by the Escrow Agent in connection with such dispute shall be paid by the losing party.

23.  1031 EXCHANGE.  The parties agree to execute any documents necessary at or prior to Closing upon the request of the either party should the either party decide to affect a tax deferred exchange or reverse exchange pursuant to Section 1031 of the Internal Revenue Code; provided, however, (i) in no event shall any such exchange, or either party’s inability to complete any such exchange, impair or otherwise affect the Closing Date, (ii) Buyer shall have no obligation or liability to Seller or any other party in any respect for any matters in connection with Seller’s exchange other than payment of the Purchase Price in exchange for the conveyance to Buyer of fee simple interest to the Property, subject only to those matters permitted under this Contract, and (iii) the party affecting the exchange shall indemnify and hold the other party harmless from and against any claims, actions, liability and expense in connection with each such exchange.

24.   ENTIRE AGREEMENT AND MANNER OF MODIFICATION:  This Contract, and any attachments or addenda hereto, constitute the complete agreement of the parties concerning the Property, supersede all other agreements and may be modified only by both parties’ initialing changes in this Contract or by written agreement signed by both parties.

25.   NOTICES:  All notices, consents, approvals, requests, waivers, objections or other communications   (collectively “Notices”) required under this Contract shall be in writing and shall be delivered by hand delivery, by prepaid United States Postal Service certified or priority mail, return receipt requested or delivery confirmation, or by reputable overnight delivery service guaranteeing next-day delivery and  providing a receipt or by facsimile or electronic transmission  of the original Notice.  All Notices shall be addressed to the parties at the respective addresses as set forth below, except that any party may, by notice in the manner provided above, change this address for all subsequent notices.  Notices shall be deemed served and received upon the earlier of the third day following the date of mailing (in the case of notices mailed by certified or priority mail) or upon delivery (in all other cases).  A party's failure or refusal to accept service of a notice shall constitute delivery of the notice.

Seller(s)______/______
Buyer(s)______/______

26.   TIME AND EXACT PERFORMANCE ARE OF THE ESSENCE UNDER THIS CONTRACT. It is agreed that time is of the essence of this Contract and each and every provision hereof.

27.  CONSULT AN ATTORNEY/CONTRACT INSPECTION PERIOD: This document is intended to be an enforceable, legally binding contract. READ IT CAREFULLY. The Realtor(s) involved in the negotiation of this document, if any, cannot give you legal advice. By law, the Realtors are limited to discussing factual and business details of the transaction. Before you sign this document, you should consult an attorney of your choice to review this document on your behalf and to discuss the legal effect of the terms and provisions hereof. This Contract has been negotiated fully by the parties hereto and shall not be interpreted against one party, by virtue of its being the party having drafted the last draft.

28.  TOXIC WASTE/HAZARDOUS MATERIALS:  Each party acknowledges that the Broker involved in the negotiation of this transaction has no expertise with respect to hazardous materials, although said Broker will disclose any actual knowledge possessed by them.  Each party acknowledges and agrees that each party shall look solely to experts and professionals selected by each party to advise each party with respect to the condition of the Property and shall not hold the Broker or Seller responsible for any hazardous materials relating to the Property. To the best of Seller’s knowledge without duty of inquiry,  Seller expressly represents and warrants that it has operated the Property in compliance in all material aspects with all applicable environmental statutes, regulations, orders, decisions and restrictions of the United States of America (including state, county and local statutes, regulations, orders decisions and restrictions), including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, The Clean Air Act and Clean Air Act Amendments of 1966 and 1977, the Clean Air Amendments of 1970, the Clean Water Act of 1977 and the Federal Water Pollution Control Act and Amendments.  Except as otherwise expressly provided in this Contract, this Property is sold by Seller “as is” without further environmental representation.  Except as otherwise expressly provided in this Contract, Buyer shall rely solely on the inspections available to Buyer pursuant to the provisions of this Contract.

29.   LABOR AND MATERIALS:  Seller shall furnish to the Title Company at Closing an affidavit and indemnification agreement in form and substance satisfactory to Seller and Title Company showing that all labor and materials, if any, furnished to the Property prior to the date of Closing have been paid for and agreeing to indemnify Buyer and the Title Company against all loss from any cause or claim arising therefrom.

30. WARRANTIES: To the best of Seller’s knowledge, Seller warrants the following to Buyer as of the Effective Date, and shall remake such warranties as of the Closing date:

a. No present or former guest, lessee or licensee at the Property has made any claim of any nature against Seller of the Property that has not been fully and finally resolved or otherwise fully covered by insurance.

b. Except as disclosed herein, there is no rental, lease or similar commission now or hereafter payable to any person or entity with respect to the Property.

Seller(s)______/______
Buyer(s)______/______

c. Seller has no knowledge nor has Seller received any notice of any actual or threatened action, litigation, re-zoning, condemnation or proceeding by any person, entity, or governmental agency that would or could adversely affect the Property.

d. To the best of Seller’s knowledge, without duty of inquiry, there are no violations of law, municipal or county ordinances and codes, or other legal requirements with respect to the Property, and Seller has received no notice of such.  Seller has received no notice of any governmental assessments concerning the Property that are due and unpaid.

e. Seller is not in default under any loan that presently encumbers the Property, nor has there occurred any event which with the giving of notice or the passage of time would constitute a default by Seller under such.

f.  To the best of Seller’s knowledge, without duty of inquiry, (a) no waste or hazardous materials have been deposited on the Property; (b) no portion of the Property has been used as a landfill, dump, or depository for waste or refuse; (c) no portion of the Property has been used for the storage, use, manufacture, treatment or disposal of toxic waste or hazardous materials, and (d) Seller has neither filed nor been required to file with any local, state, federal, or regional governmental agency any reports of hazardous materials, toxic wastes or hazardous substances found or disposed of on the Property.  As used in this Contract the term “hazardous materials”, “toxic waste”, or “hazardous substances”, shall include, without limitation, any substance, the presence of which on the Property is prohibited by any federal, state or local law, order or regulation.

g. Other than Seller’s obligations disclosed and described under the provisions of this Contract, Seller is not a debtor under any obligation incurred in connection with the operation of the Property and will hold Buyer harmless from any and all obligations incurred by Seller prior to Closing, including reasonable attorney fees incurred by Buyer as a result of the breach of warranty.

h. The income and expense information submitted by Seller to Buyer, as provided  for in Article 15, is accurate and fully reflects all income and expense of Seller required to be reflected therein as at the date thereof, and fairly sets forth the results of operations of Seller as of the relevant dates thereof and the periods covered thereby.

31.    COUNTERPARTS: This offer shall become a binding contract when signed by both Buyer and Seller. This Contract may be executed in counterparts and delivered by facsimile or electronically, which when delivered from both parties, shall constitute one in the same executed document.

32.   PERMITTED ASSIGNMENTS:   This Contract may be only assigned to any business entity formed by Buyer prior to closing and registered to do business in the State of Montana for the purpose of the purchase and ownership of the Property, so long as Buyer holds controlling interest in said assignee entity. Provided however, that no such assignment shall release Buyer’s obligations hereunder and Buyer and assignee shall be jointly and severely liable for such obligations.  Furthermore, Buyer’s assignee shall enter into a written assumption agreement with Seller to assume Buyer’s obligations hereunder prior to Closing.

Seller(s)______/______
Buyer(s)______/______

33.  SUCCESSORS AND ASSIGNS:   This Contract shall be binding upon and shall inure to the benefit of the parties and their heirs, successors and assigns.  As used herein, words in the singular include the plural and the masculine includes the feminine and neuter genders, as appropriate.

34.   SURVIVAL:   If any provision herein contained which by its nature and effect is required to be observed, kept or performed after the Closing, it shall survive the Closing and remain binding upon and for the benefit of the parties hereto until fully observed, kept or performed.

35. OTHER OBLIGATIONS, TAXES AND LIABILITIES: All liabilities and obligations which cannot be determined and paid prior to Closing or have not otherwise been prorated at Closing or discussed in this Contract, or which have accrued and are yet unpaid for periods in which Seller owns the Property, including but not limited to, unemployment tax, social security tax, income tax, withholding taxes and any other City, State, or Federal taxes, (including sales and transient taxes), all or any of which may not be due and payable prior to the Closing shall be paid by Seller as promptly as can be determined and paid.

With regard to accounts payable, any such accounts payable received by either party, after Closing, where said accounts payable describe an amount owed and payable by both parties for service spanning the Closing date, before and after, the receiving party shall promptly notify the other party of its receipt of such accounts payable and each party shall promptly pay its pro rata share of the amounts due, based on the Closing date.

36.  ALLOCATION OF PURCHASE PRICE:  During the Financing Contingency, Seller shall present to Buyer, Seller’s opinion of the allocation of Purchase Price. The parties shall use their best efforts to agree and allocate, in writing, the Purchase Price to and among the various classes of Property being conveyed under this Contract (the “Allocation”), said Allocation to be reasonably reflective of the value of the various asset classes.  Should Seller and Buyer reach agreement as to such Allocation, they shall execute and attach to this Contract the Allocation as Exhibit E hereto, by this reference incorporated herein, which shall control and be used by each party without further document or consent required, and at Closing they shall complete and execute Internal Revenue Service Form 8594 as provided by Section 1060 of the Internal Revenue Code of 1986, as amended, to attach to their respective income tax returns. Mutual agreement as to the Allocation is not a condition precedent to Closing for both party and either party may use its own asset class allocation.

37.   OPERATION PRIOR TO CLOSING: Seller shall maintain and operate the Property and shall maintain staffing levels consistent with Seller’s usual and customary practice. As of Closing, the Property shall be, in all material aspects, in good, workable and usable condition as well as in the condition it was in on the Effective Date subject only to ordinary wear and tear, capable of performing the functions and purpose for which it was normally used by Seller, including all guest rooms, machinery, equipment and mechanical systems. Prior to and up to the Closing, Seller shall maintain the inventory, operating supplies of all kind, including but not limited to liquor, wine, beer, soft drinks, food, linens, guest room and housekeeping supplies, breakfast supplies and all other usual supplies used in the operation of the Property, at quantities consistent with Seller’s usual and customary practice, and in sufficient quantities for Buyer to operate the Property for a minimum period of one week following Closing. All opened and unopened supplies shall be conveyed to Buyer at Closing. Seller represents that at Closing, the Property will be equipped with a minimum of   1 ½ Turns of Guest Linens. (Guest Linens shall be defined as sheet sets, pillow cases, towels and wash cloths. One Turn shall be defined as  the amount of Guest Linens sufficient to supply all guest rooms as fully and customarily stocked with Guest Linens, with no Guest Linens remaining in storage).

Seller(s)______/______
Buyer(s)______/______

38.  MUTUAL INDEMNITIES.

(a)  Indemnification of Buyer:  Seller does hereby indemnify and agree to hold harmless and defend Buyer, and its successors and assigns, from and against any and all liabilities, losses, damages, actions, suits, proceedings, claims, demands, assessments, fines, penalties, judgments, fees, costs, and expenses (including, without limitation, reasonable attorney’s fees), of every nature and kind, which Buyer, (or any assignee made prior to Closing) may sustain or incur, directly or indirectly, at any time, as a result of, arising out of, incident to, or in any way connected with (i) the ownership, custody, control, operation or use of the Property, or the operation of Seller’s business related thereto, prior to Closing, (ii) Seller’s failure to comply with any provision of applicable law pertaining to the rights of creditors of sellers of bulk assets; (iii) Seller’s failure to pay all taxes, of whatsoever kind, arising from Seller’s ownership or operation of the Property (excluding items for which Buyer is given a purchase price adjustment credit at closing) accruing prior to Closing; (iv) Seller’s failure to pay and satisfy any of its liabilities, obligations and debts for services, utilities, labor, material, equipment or supplies furnished to or at the Property prior to Closing; (v) any labor costs, employee benefits, franchise fees, utility costs, management fees, trade payables or other expenses, of any kind whatsoever, relating to the operation of the Property accruing prior to Closing; and (vi) the costs of Buyer’s enforcement of the foregoing indemnities.

(b)
Indemnification of Seller:  Buyer does hereby indemnify and agree to hold harmless and defend Seller, and its successors and assigns, from and against any and all liabilities, losses, damages, actions, suits, proceedings, claims, demands, assessments, fines, penalties, judgments, costs and expenses (including reasonable attorney's fees and expenses), of every nature and kind, which Seller, or its successor or assigns, may sustain or incur, directly or indirectly, at any time, as a result of, arising out of, or in any way connected with (i) the operation, ownership, custody,  control or use of the Property, or the operation of Buyer’s business related thereto, from and after Closing; and (ii) Buyer’s failure to pay and satisfy any of its liabilities, obligations and debts for services, utilities, labor, material, equipment or supplies furnished to or at the Property after Closing; (iii) any labor costs, employee benefits, franchise fees, utility costs, management fees, trade payables or other expenses, of any kind whatsoever, relating to the operation of the Property accruing after Closing; and (iv) the cost of Seller’s enforcement of the foregoing indemnities.

39.   INTERPRETATION: This Contract shall be construed and interpreted in accordance with the laws of the State of Montana and jurisdiction is proper in the District Court of the State of Montana located in Holt County.

40.  COUNTERPARTS: This Contract may be executed in one or more counterparts each of which shall constitute an original and all of which together shall constitute but one and the same instrument binding on all the parties. Facsimile or electronically transmitted signatures are binding.

Seller(s)______/______
Buyer(s)______/______

41.   DISCLOSURE STATEMENT:  See Addendum/Agency Disclosure attached hereto and made a part of this Contract.

42.  PROPERTY IMPROVEMENT CONTINGENCY: Buyer shall have the right to terminate this Contract if, in Buyer’s sole and absolute discretion, the property improvement plan required by the current franchisor is not acceptable to Buyer.

43. FRANCHISE CONTINGENCY:  Buyer shall have the right to terminate this Contract if, in Buyer’s sole and absolute discretion, the current franchisor does not permit Buyer to operate the Property under terms and conditions acceptable to Buyer.

REST OF PAGE LEFT BLANK INTENTIONALLY.

Seller(s)______/______
Buyer(s)______/______

IN WITNESS WHEREOF, Seller and Buyer execute this Contract, effective as of the date of the last signature or initialization herein.

SELLER:			BUYER:
JM Daniel, LLC			Windgate Capital Partners LLC

By:	/s/ John Daniel
	John Daniel, Managing Member	By:	/s/ Michael B. Elliott
Michael B. Elliott, President
By:	/s/ Jere Daniel
Jere Daniel, Managing Member

1.24.11			1.19.11
Date:			Date:

Address of Notice:			Address of Notice:

9824 Cottonwood Road			PO Box 10250
Bozeman, MT 59718
Bozeman, MT 59719

Seller(s)______/______
Buyer(s)______/______

EXHIBIT A

LEGAL DESCRIPTION

Lot 2 of the Amended Subdivision Plat of Lots 1 and 2A of the Amended Subdivision Plat of McChesncy Industrial Park, City of Bozeman, Gallatin County, Montana, according to the official plat thereof on file and of record in the office of the County Clerk and Recorder, Gallatin County, Montana. (Plat Reference: J-50-D)

Seller(s)______/______
Buyer(s)______/______

EXHIBIT B

INVENTORY OF PERSONAL PROPERTY
(To be provided prior to Closing)

Seller(s)______/______
Buyer(s)______/______

EXHIBIT C

EXCLUDED PERSONAL PROPERTY

Seller(s)______/______
Buyer(s)______/______

EXHIBIT D

LIST OF OPERATING AGREEMENTS
TO BE ASSUMED

Seller(s)______/______
Buyer(s)______/______